EXHIBIT 12
                         THE ESTEE LAUDER COMPANIES INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (IN MILLIONS, EXCEPT RATIO DATA)
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
                                        THREE MONTHS ENDED
                                           SEPTEMBER 30                                  FISCAL YEARS
                                     -------------------------- ----------------------------------------------------------------
                                        1999          1998         1999         1998         1997         1996         1995
                                        ----          ----         ----         ----         ----         ----         ----
FIXED CHARGES
   Interest expense                  $     7.1    $     7.6         $29.2        $17.8         $7.8        $12.2        $12.7
   Rental expense                          6.5          5.7          22.7         22.7         20.3         20.1         17.4
                                     ------------ ------------- ------------ ------------ ------------ ------------ ------------
Total fixed charges
   before preferred
   stock dividends                        13.6         13.3          51.9         40.5         28.1         32.3         30.1
Preferred stock dividends                  9.4          9.5          37.7         39.0         40.3        103.0         47.2
                                     ------------ ------------- ------------ ------------ ------------ ------------ ------------
      TOTAL FIXED CHARGES                 23.0         22.8          89.6         79.5         68.4        135.3         77.3

EARNINGS AVAILABLE FOR
   FIXED CHARGES:
   Earnings                              131.1        115.5         440.2        402.8        362.9        313.0        233.0
   Add fixed charges before
   preferred stock
   dividends                              13.6         13.3          51.9         40.5         28.1         32.3         30.1
                                     ------------ ------------- ------------ ------------ ------------ ------------ ------------
Total earnings available
   for fixed charges                   $ 144.7       $128.8        $492.1       $443.3       $391.0       $345.3       $263.1
                                        ======       ======        ======       ======       ======       ======       ======

Ratio of earnings to
   fixed charges (1)                    6.29          5.65         5.49         5.58         5.71         2.55         3.40
                                        ====          ====         ====         ====         ====         ====         ====

(1) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges before preferred stock dividends by the fixed charges. This ratio includes the earnings and fixed charges of The Estee Lauder Companies, Inc. and its consolidated subsidiaries; fixed charges consist of interest and related charges on debt, preferred stock dividends and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

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